CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                 ---------------------------------------------------


We consent to incorporation by reference in the Post-Effective Amendment No 2 to Form S-8 Registration Statement under the Securities Act of 1933 (SEC File No. 333-98289) of

(1) our independent auditor's report dated June 20, 2002, relating to the balance sheets of AdZone Research, Inc. (formerly Executive Help Services, Inc.) (a Delaware corporation and a development stage company) as of March 31, 2002 and 2001 (post-acquisition) and March 31, 2001 (pre-acquisition) and the related statements of operations and comprehensive income, changes in shareholders' equity and cash flows for the years ended March 31, 2002 and 2001 (post-acquisition), the year ended March 31, 2001 (pre acquisition) and for the period from February 28, 2000 (date of incep-
     tion) through March 31, 2002, which report appears in the 2002 Annual Report on Form 10-KSB of AdZone Research, Inc. and

(2) our independent accountant's review report dated February 15, 2003 relating to the unaudited balance sheets of AdZone Research, Inc. as of December 31, 2002 and 2001 and the related statements of operations and comprehensive income for the nine and three months ended December 31, 2002 and 2001 and the statements of cash flows for the nine months ended December 31, 2002 and 2001, which report has been separately submitted to management as said report relates our review of the financial statements included in the Quarterly Report on Form 10-QSB for the quarter ended December 31, 2002, pursuant to the requirements of SEC Release 34-42266.


                                         /s/  S.  W.  Hatfield,  CPA
                                        ----------------------------
                                        S.  W.  HATFIELD,  CPA
Dallas,  Texas
March  19,  2003